UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): December 19, 2014

Alcentra Capital Corporation

(Exact name of registrant as specified in its charter)

Maryland	1-36447	46-2961489
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification Number)

200 Park Avenue, 7th Floor
New York, NY 10166

(Address of principal executive offices)

Registrant’s telephone number, including area code (212) 922-8240

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.    Entry into a Material Definitive Agreement.

Amendment and Additional Commitments to the Revolving Credit Facility

On December 19, 2014 (the “Closing Date”), Alcentra Capital Corporation (the “Company”) entered into Amendment No. 1 to its existing Senior Secured Revolving Credit Agreement (the “Revolver Amendment”) and an Incremental Commitment Agreement to its existing Senior Secured Revolving Loan Credit Agreement (the “Incremental Commitment Amendment,” together with the “Revolver Amendment,” the “Amendments”), each with certain lenders party thereto and ING Capital LLC, as administrative agent (the “Administrative Agent”).  The Amendments amend certain provisions of the Company's Senior Secured Revolving Credit Agreement (the “Revolving Credit Facility”).

The Revolving Credit Facility was amended to, among other things, (i) increase the threshold under which the borrowing base may consist of 12 issuers; (ii) increase the required weighted average leverage ratio from 4.0x to 4.5x; (iii) increase the permitted amount of investments that are not in cash or cash equivalents, first lien bank loans, last-out loans, or second lien bank loans from not more than 40% to not more than 50%; (iv) modifying the test for the minimum obligors’ net worth to include unsecured longer term indebtedness not to exceed $50,000,000; and (v) to modify the eligibility criteria to permit, under certain circumstances, investments with EBITDA (earnings before interest, taxes, depreciation, and amortization) of less than $20,000,000. The Incremental Commitment Agreement provides for increased commitments under the Revolving Credit Facility of $35 million.

Concurrently with the effectiveness of the Amendments, the Company closed on an additional $35 million of commitments under its Revolving Credit Facility (which was funded in full on the Closing Date). As of December 19, 2014, total commitments under the Revolving Credit Facility are $115 million.

Borrowings under the Revolving Credit Facility are subject to, among other things, a minimum borrowing/collateral base and substantially all of the Company’s assets are pledged as collateral under the Revolving Credit Facility. In addition, the Revolving Credit Facility requires the Company to, among other things (i) make representations and warranties regarding the collateral as well the Company’s business and operations, (ii) agree to certain indemnification obligations and (iii) agree to comply with various affirmative and negative covenants. The documentation for the Revolving Credit Facility also includes default provisions such as the failure to make timely payments under the Revolving Credit Facility, the occurrence of a change in control and the failure by the Company to materially perform under the operative agreement governing the Revolving Credit Facility, which, if not complied with, could accelerate repayment under the Revolving Credit Facility, thereby materially and adversely affecting the Company’s liquidity, financial condition and results of operations.

The foregoing description of the Revolver Amendment does not purport to be complete and is qualified in its entirety by reference to the full text of the Revolver Amendment attached hereto as Exhibit 10.1.

The foregoing description of the Incremental Commitment Amendment does not purport to be complete and is qualified in its entirety by reference to the full text of the Incremental Commitment Amendment attached hereto as Exhibit 10.2.

Item 2.03     Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth under Item 1.01 of this current report on Form 8-K is hereby incorporated in this Item 2.03 by reference.

Item 8.01      Other Events.

On December 22, 2014, the Company issued a press release announcing its entry into the Amendments to the Revolving Credit Facility. A copy of the Company’s press release announcing its entry into the Amendments to the Revolving Credit Facility is attached hereto as Exhibit 99.1.

Item 9.01     Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

10.1	Amendment No. 1 to the Senior Secured Revolving Credit Agreement, dated as of December 19, 2014, by and among the Company as borrower, the Lenders party thereto and ING Capital LLC, as Administrative Agent, Arranger and Bookrunner.

10.2	Incremental Commitment Agreement, dated as of December 19, 2014, by and among the Company, as borrower, the Increasing Lenders party thereto and ING Capital LLC, as Administrative Agenda and Collateral Agent.

99.1	Press release dated December 22, 2014.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: December 29, 2014	ALCENTRA CAPITAL CORPORATION

	By:	/s/ Paul J. Echausse
Name: Paul J. Echausse Title: Chief Executive Officer and President

EXHIBIT INDEX

Exhibit No.	Description

10.1	Amendment No. 1 to the Senior Secured Revolving Credit Agreement, dated as of December 18, 2014, by and among the Company as borrower, the Lenders party thereto and ING Capital LLC, as Administrative Agent, Arranger and Bookrunner.

10.2	Incremental Commitment Agreement, dated as of December 18, 2014, by and among the Company, as borrower, the Increasing Lenders party thereto and ING Capital LLC, as Administrative Agenda and Collateral Agent.

99.1	Press release dated December 18, 2014.